Exhibit 99.4
PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share amounts)

	December 31,	June 30,
	2007	2008
Assets
Current assets
Cash and cash equivalents	$15,471	$5,860
Restricted cash	2,096	1,786
Accounts receivable, less allowance for doubtful accounts of $4,985 and $6,463, respectively	185,932	309,959
Inventories, net	392,110	513,791
Receivables from affiliates	487	686
Other current assets	18,950	16,778

Total current assets	615,046	848,860
Property, plant and equipment, net	72,104	90,841
Goodwill	32,667	32,454
Intangible assets, net	34,380	30,048
Deferred financing costs, net	15,466	15,022
Equity investments	8,941	9,723
Other noncurrent assets	2,215	4,792

Total assets	$780,819	$1,031,740

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$136,218	$213,022
Payables to affiliates	1,237	1,421
Other payables	45,689	54,697
Income taxes payable	673	18,041

Total current liabilities	183,817	287,181
Long term debt, net of current maturities	688,940	772,318
Deferred income taxes	947	6,746
Accrued pension costs	3,316	3,232

Total liabilities	877,020	1,069,477

Commitments and contingencies
Minority interest	1,483	1,909
Stockholders’ deficit
Common stock: $.01 par value - 10,000,000 shares authorized; 8,750,000 shares issued and outstanding	88	88
Additional paid-in capital	—	—
Accumulated deficit	(97,980)	(39,942)
Accumulated other comprehensive income	208	208

Total stockholders’ deficit	(97,684)	(39,646)

Total liabilities and stockholders’ deficit	$780,819	$1,031,740

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except share and per share amounts)

	Six Months Ended June 30,
	2007	2008
Net sales	$821,995	$1,114,182
Cost and expenses:
Cost of materials sold (exclusive of items shown below)	674,231	865,696
Processing	16,285	22,495
Distribution	11,381	13,745
Selling, general and administrative	60,268	76,719
Amortization of intangibles	2,750	4,457
Depreciation	2,967	3,885

Total operating costs and expenses	767,882	986,997

Operating income	54,113	127,185
Interest expense	28,754	33,279
Income from equity investments	(1,139)	(782)

Income before minority interest and income tax expense	26,498	94,688
Minority interest	1,114	1,749

Income before income tax expense	25,384	92,939
Income tax expense	9,676	34,901

Net income	$15,708	$58,038

Basic and fully diluted earnings per share	$1.80	$6.63

Basic and fully diluted number of shares outstanding (see Note 14)	8,750,000	8,750,000

Cash dividends per share	$19.07	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
SIX MONTHS ENDED JUNE 30, 2008
(in thousands of dollars, except shares)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Value	Capital	Deficit	Income	Total
Balances at December 31, 2007	8,750,000	$88	$—	$(97,980)	$208	$(97,684)
Net income	—	—	—	58,038	—	58,038

Balances at June 30, 2008	8,750,000	$88	$—	$(39,942)	$208	$(39,646)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended June 30,
	2007	2008
Cash flows from operating activities
Net income	$15,708	$58,038
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	5,717	8,342
Amortization of deferred financing costs and original issue discount	925	1,155
Provision for bad debts	427	1,823
Deferred income taxes	1,652	(155)
Gain on disposal of fixed assets	(517)	8
Minority interests	1,114	2,464
Income from equity investments	(1,139)	(1,496)
Dividends received from equity investments	630	—
(Increase) decrease in
Accounts receivable	(19,178)	(110,296)
Receivables from/payables to affiliates	345	(15)
Inventories	17,034	(88,621)
Other assets	4,096	752
Increase (decrease) in
Payables	5,060	66,599
Accruals	(10,868)	4,076
Income tax payable	(11,301)	18,330
Accrued pension cost	(998)	(84)

Net cash provided by (used in) operating activities	8,707	(39,080)

Cash flows from investing activities
(Increase) decrease in restricted cash	(1,164)	310
Purchase of property, plant and equipment	(8,271)	(12,510)
Proceeds from disposals of property, plant and equipment	1,084	48
Acquisition of MSC, net of cash acquired	(5,300)	—
Acquisition of Sugar Steel, net of cash acquired	—	(39,760)

Net cash used in investing activities	(13,651)	(51,912)

Cash flows from financing activities
Proceeds from Floating Rate Note issue	167,025	—
Net proceeds on revolving credit facility	3,035	84,638
Other long-term debt	(278)	(223)
Payment on Preussag North America, Inc. seller note	(1,000)	(1,000)
Deferred financing costs	(5,188)	(711)
Initial public offering costs	(959)	—
Dividend paid to minority interest holders	(833)	(1,323)
Dividends paid to stockholders	(166,870)	—

Net cash (used in) provided by financing activities	(5,068)	81,381

Net decrease in cash and cash equivalents	(10,012)	(9,611)
Cash and cash equivalents at beginning of period	12,891	15,471

Cash and cash equivalents at end of period	$2,879	$5,860

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$27,938	$32,483

Income taxes	$19,380	$17,097

The accompanying notes are an integral part of these condensed consolidated financial statements.

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
Note 1. Description of Business
Description of Business
PNA Group Holding Corporation (“PNA Group Holding”), formerly known as Travel Holding Corporation, is owned by Platinum Equity Capital Partners and its affiliates (together referred to as “Platinum”) and is a holding company which owns all the outstanding stock of its two subsidiaries, PNA Intermediate Holding Corporation (“PNA Intermediate”) and Travel Main Corporation (“Travel Main”). PNA Intermediate is a holding company which owns all the outstanding stock of its subsidiary, PNA Group, Inc. (“PNA”). PNA is a holding company which provides management services to and conducts business through six operating subsidiaries. PNA Group Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company”, “we”, “us” or “our”.
PNA Group Holding was incorporated in February 2006 in the state of Delaware for the purpose acquiring PNA. Prior to 2006, PNA was owned by Preussag North America, Inc., a holding company which was the U.S. subsidiary of a German corporation. PNA Group Holding completed the acquisition of PNA on May 9, 2006. PNA Intermediate was incorporated in Delaware on January 25, 2007 as a wholly owned subsidiary of PNA Group Holding for the purposes of issuing the Floating Rate Notes (see Note 8, Long-term Debt). The capital stock of PNA was contributed by PNA Group Holding to PNA Intermediate on January 29, 2007. As a result, PNA became a wholly-owned subsidiary of PNA Intermediate.
The Company, through its indirect wholly-owned subsidiary, PNA, is a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.
During 2007, PNA operated its business through four operating subsidiaries: Infra-Metals Co. (“Infra-Metals”), Delta Steel, LP (“Delta”), Feralloy Corporation (“Feralloy”) and Metals Supply Company, Ltd. (“Metals Supply” or “MSC”). PNA completed the acquisition of Precision Flamecutting & Steel, L.P. (“Precision Flamecutting”) on December 24, 2007, and on March 14, 2008, PNA acquired all the capital interests of Sugar Steel Corporation and its affiliate, S&S Steel Warehouse, Inc. (together referred to as “Sugar Steel”). See Note 2, Business Combinations for further discussion of the 2007 and 2008 acquisitions.
On June 16, 2008, PNA Group Holding and its stockholders entered into a Stock Purchase Agreement with a subsidiary of Reliance Steel & Aluminum Co., a California corporation (“Reliance”) that is a New York Stock Exchange listed company. On August 1, 2008, that subsidiary acquired all the issued and outstanding shares of capital stock of PNA Group Holding. See Note 16, Sale of PNA Group Holding Corporation for further discussion.
Basis of Presentation
Interim Financial Reporting
In the opinion of management, the interim condensed consolidated financial statements include all adjustments (consisting of only normally recurring accruals) and disclosures considered necessary for a fair presentation of the consolidated financial position and results of operations of the Company and its subsidiaries as of and for the interim periods presented herein. The condensed consolidated balance sheet as of December 31, 2007 has been derived from the Company’s audited consolidated financial statements as of that date. The accompanying unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated results of operations and of cash flows for the six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year. These interim statements should be read in conjunction with the December 31, 2007 audited consolidated financial statements and notes thereto included in our Registration Statement on Form S-1 (Amendment No. 5).

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions within the consolidated group have been eliminated in consolidation.
Equity Investments
The equity method of accounting is used where the Company’s investment in voting stock gives it the ability to exercise significant influence over the investee, generally 20% to 50%. The equity method is used to account for Feralloy’s investments in Indiana Pickling and Processing Company (45% interest), Acero Prime S. de R.L. de C.V. (40% interest) and Oregon Feralloy Partners LLC (40% interest). The Company had $5,738 and $6,467 of undistributed earnings in equity investments at December 31, 2007 and June 30, 2008, respectively.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the evaluation of the recoverability of the carrying value of long-lived assets and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; and assets and obligations related to employee benefit plans. Actual results could differ from those estimates and the differences could be material.
Significant Accounting Policies
Recently Issued Accounting Standards
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“FAS”) No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. FAS 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company adopted the provisions of FAS 157 related to its financial assets and liabilities effective January 1, 2008, which did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
The fair value hierarchy for disclosure of fair value measurements under FAS 157 is as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities

Level 2 -	Quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 -	Inputs that are unobservable (for example cash flow modeling inputs based on assumptions)
The following table summarizes assets and liabilities measured at fair value on a recurring basis at June 30, 2008, as required by FAS 157:

	Level 1	Level 2	Level 3
Assets	$—	$—	$—

Liabilities
Interest rate swap	$—	$1,130	$—
See Note 15, Derivative Financial Instruments for further discussion of the interest rate swaps and determination of their fair value. In conjunction with the sale of PNA Group Holding, these interest rate swaps were terminated in July 2008. See Note 16, Sale of PNA Group Holding Corporation.

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
In February 2008, the FASB issued FSP 157-1 and 157-2. FSP 157-1 amends FAS 157 to exclude FAS No. 13, “Accounting for Leases,” (“FAS 13”) and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of FAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Non-recurring nonfinancial assets and nonfinancial liabilities include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those assets and liabilities initially measured at fair value in a business combination.
In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment to FASB Statement No. 115, (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. We adopted FAS 159 as of January 1, 2008. The adoption of FAS 159 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations FAS 141(R) which replaces FAS No.141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). Early adoption is not allowed. The provisions of FAS 141R will only impact the Company if it is a party to a business combination after the pronouncement has been adopted.
In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“FAS 160”). FAS 160 amends ARB 51 to establish new standards that will govern the accounting for and reporting of (1) noncontrolling interest in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. FAS 160 is effective on a prospective basis for all fiscal years, and interim periods within those fiscal years beginning, on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. Early adoption is not allowed. The Company is currently in the process of evaluating what, if any, impact FAS 160 will have on its financial condition, results of operation and cash flows.
In February 2008, the FASB issued FAS No. 161 Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”), which requires enhanced disclosures about derivative and hedging activities. Companies will be required to provide enhanced disclosures about (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FAS No. 133 and related interpretations, and (c) how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. FAS 161 is effective for financial statements issued for fiscal and interim periods beginning after November 15, 2008. Accordingly, the Company will ensure that it meets the enhanced disclosure provisions of FAS 161 upon the effective date thereof.
Note 2. Business Combinations
2007 Acquisition
Precision Flamecutting
Effective December 24, 2007, PNA completed the acquisition of Precision Flamecutting pursuant to which PNA acquired all outstanding interests in the partnership for cash consideration of $47,063 paid at closing to the former owners, costs associated with the transaction of $280 and refinancing of $7,325 of Precision Flamecutting’s then existing indebtedness. The acquisition was financed through additional borrowings under PNA’s revolving credit facility of $54,388. The purchase agreement provided for a holdback of $4,706 of the purchase price which is

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
currently held in escrow to fund any indemnity claim by PNA as well as a working capital adjustment which was settled resulting in a receivable of $1,389 collected in 2008.
Precision Flamecutting, a Texas limited partnership operating one facility in Houston, is in the business of processing and distributing carbon, alloy, and high strength, low alloy steel plate, including plasma-cutting, flame-cutting, and beveling services, as well as machining, rolling, forming, heat-treating, coating, and general machining and fabrication services. The acquisition provided the Company the opportunity to broaden its value-added processing capabilities and product offerings and expand and diversify its customer base as well as increase its market share in one of the Company’s strategic locations. The acquisition of Precision Flamecutting represents an addition to the Company’s long products and plate business segment (see Note 13, Business Segment Information).
The Company performed an initial allocation of the purchase price based on valuations and estimates of the fair value of the assets acquired, including identifiable intangible assets, and liabilities assumed. The purchase price allocation was refined upon the settlement of the working capital adjustment. There was not a significant difference between the initial purchase price allocation entry and the amount recorded upon the final working capital adjustment settlement. The purchase price allocation resulted in the recording of goodwill totaling $22,568, all of which is expected to be deductible for tax purposes. Other intangible assets acquired and their respective recorded amounts were as follows: customer relationships — $13,780, non-compete agreement — $6,564 and backlog — $63. The useful lives of the acquired intangible assets are 15 years, 2 years, and 1 month for customer relationships, non-compete agreement and backlog, respectively.
2008 Acquisition
Sugar Steel
Effective March 14, 2008, PNA completed the acquisition of all the outstanding capital stock and ownership interests of Sugar Steel for an initial aggregate purchase price of approximately $44,826 subject to certain post-closing working capital and other settlement adjustments. The purchase price included cash consideration paid at closing to the former owners of $24,926, refinancing of $16,100 of Sugar Steel’s then existing indebtedness and approximately $300 in transaction costs. The settlement of certain working capital and other adjustments resulted in the Seller repaying $1,000 of the purchase price in June 2008. In addition, the purchase agreement provided for a holdback of $3,500 of the purchase price to fund any indemnity claim by PNA and which will be paid over the two years following closing. The acquisition was financed through additional borrowings under PNA’s revolving credit facility.
Sugar Steel was founded in 1966 and is a general line metals service center company serving the greater Chicago area and adjacent states. Sugar Steel specializes primarily in carbon structural products such as beams, angles, tubes, squares, channels, pipes, bars and basement columns, and provides value-added processing services such as sawing, shearing, flame cutting, plasma cutting, angle cutting, cambering, splitting and shot blasting. The acquisition provided PNA the ability to expand its long products and plate segment in this strategic market. The acquisition of Sugar Steel represents an addition to the Company’s long products and plate business segment (see Note 13, Business Segment Information).
The Company performed an initial allocation of the purchase price based on initial valuations and estimates of the fair value of the assets acquired, including identifiable intangible assets, and liabilities assumed. The purchase price allocation was refined upon completion of the final valuation and upon finalizing the working capital and other settlement adjustments. The purchase price allocation resulted in an estimated fair value of net assets acquired of $48,290, which exceeded the purchase price by $4,464. This estimated fair value of net assets acquired in excess of the purchase price was allocated as a pro rata reduction of long-lived assets in accordance with FAS No. 141, Business Combinations.
The operating results of Precision Flamecutting and Sugar Steel are included in the Company’s Consolidated Statements of Income from their respective dates of acquisition.

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
Note 3. Inventories
Inventories consist of the following:

	December 31,	June 30,
	2007	2008
Raw materials	$374,027	$494,301
Finished goods	18,083	19,490

	$392,110	$513,791

Note 4. Other Current Assets
Other current assets consist of the following:

	December 31,	June 30,
	2007	2008
Other receivables	$9,131	$4,952
Prepaid expenses and other	1,696	3,289
Deferred income taxes	8,123	8,537

	$18,950	$16,778

Note 5. Property, Plant and Equipment
Property, plant and equipment consist of the following:

	Estimated	December 31,	June 30,
	Useful Life	2007	2008
Land		$5,998	$7,511
Buildings and improvements	25-40 years	28,434	34,420
Equipment	5-10 years	45,169	51,641
Construction in progress		2,173	10,637

		81,774	104,209
Less: accumulated depreciation		(9,670)	(13,368)

		$72,104	$90,841

Depreciation expense was $2,967 and $3,885 for the six months ended June 30, 2007 and 2008, respectively.
Note 6. Intangible Assets
Intangible assets consist of the following as of December 31, 2007:

	Amortization	Gross Carrying	Accumulated	Net Carrying
	Period	Amount	Amortization	Amount
Customer relationships	15-20 years	$30,237	$(3,867)	$26,370
Non-competition agreements	2 years	12,446	(4,656)	7,790
Backlog	1-3 months	797	(734)	63
Proprietary software	3 years	352	(195)	157

		$43,832	$(9,452)	$34,380

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
Intangible assets consist of the following as of June 30, 2008:

	Amortization	Gross Carrying	Accumulated	Net Carrying
	Period	Amount	Amortization	Amount
Customer relationships	15-20 years	$30,237	$(6,125)	$24,112
Non-competition agreements	2 years	12,572	(6,734)	5,838
Backlog	1-3 months	797	(797)	—
Proprietary software	3 years	352	(254)	98

		$43,958	$(13,910)	$30,048

Amortization expense was $2,750 and $4,457 for the six months ended June 30, 2007 and 2008, respectively.
Note 7. Other Payables
Other payables consist of the following:

	December 31,	June 30,
	2007	2008
Current maturities of long-term debt	$1,846	$1,883
Accrued bonuses	12,262	16,878
Accrued interest	13,830	12,949
Deferred consideration payable	—	3,500
Accrued expenses and other	17,751	19,487

	$45,689	$54,697

Note 8. Long-Term Debt
Long-term debt consists of the following:

	December 31,	June 30,
	2007	2008
Revolver loan	$213,374	$298,012
Senior notes	250,000	250,000
Floating rate notes	167,338	167,531
Real estate mortgages	49,074	48,658
Preussag North America, Inc. seller note	11,000	10,000

	690,786	774,201
Less: current maturities of long-term debt	(1,846)	(1,883)

	$688,940	$772,318

The Company has two long-term debt obligations, the PNA revolving credit facility and the Floating Rate Notes, for which interest accrued at a floating rate. Outstanding borrowings under PNA’s revolving credit facility totaled $213,374 and $298,012 as of December 31, 2007 and June 30, 2008, respectively. Interest rates on these lines of credit ranged from 6.375% to 6.75% at December 31, 2007 and 4.438% to 5.5% at June 30, 2008. Cash interest accrued on the Floating Rate Notes at a rate per annum, reset quarterly, equal to the three-month LIBOR plus 7.0%. The interest rate was 11.87% as of December 31, 2007 and 9.68% as of June 30, 2008.
Under the terms of PNA’s revolving credit facility in place as of December 31, 2007, PNA was permitted to borrow up to $375 million based on a borrowing capacity calculation equal to 65% of eligible inventory plus 85% of eligible

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
accounts receivable, whereas the inventory portion of our capacity calculation was limited to $230 million. On March 11, 2008, PNA entered into an amendment with its senior secured lenders to increase the revolving credit facility from $375 million to $425 million and to increase the borrowing limit on inventory from $230 million to $260 million. Other terms of the amendment provide PNA with increased flexibility with regard to certain restrictive operating covenants including an increase in annual capital expenditure limits, the ability to make certain acquisitions without prior consent and approval to incur other indebtedness in specific circumstances. On August 1, 2008, Reliance paid off and terminated the PNA revolving credit facility. Reliance will provide an inter-company loan to PNA for its working capital and general corporate needs.
The indenture governing the Senior Notes contained restrictions on payment of dividends or other payments by the Company to PNA Intermediate. The Floating Rate Notes were issued pursuant to that Indenture dated as of February 12, 2007 with The Bank of New York Mellon (formerly The Bank of New York) as trustee. The indenture governing the Floating Rate Notes contained similar restrictions on dividends payable by PNA Intermediate to our parent, PNA Group Holding, to those contained in the indenture governing the Senior Notes.
On July 1, 2008, Reliance announced tender offers and consent solicitations with respect to the Senior Notes and the Floating Rate Notes in connection with the acquisition of PNA Group Holding by Reliance. All of the Senior Notes and the Floating Rate Notes were validly tendered and not withdrawn by the termination date. Reliance settled the purchase of the Senior Notes and the Floating Rate Notes on August 4, 2008 and retired and cancelled the Floating Rate Notes as of the same date. The Senior Notes were amended by a Supplemental Indenture to eliminate substantially all of the restrictive covenants, and the Senior Notes remain outstanding as obligations of PNA for the benefit of Reliance. See Note 16, Sale of PNA Group Holding Corporation.
The real estate mortgages relate to the properties owned by Travel Main and leased to PNA operating entities. These mortgages were distributed to the PNA Group Holding stockholders prior to Reliance’s acquisition of PNA Group Holding.
Note 9. Retirement Benefits and Compensation Plans
The Company has two noncontributory, defined benefit pension plans and a nonqualified, unfunded retirement plan (together, the “Plans”). Of the noncontributory, defined benefit pension plans, one covers substantially all Feralloy nonunion employees who have attained age 21 (the “Non-Union Pension Plan”) and the other covers all union employees at Feralloy’s Midwest, Southern and St. Louis divisions. Feralloy also has a nonqualified, unfunded retirement plan (the “Supplemental Executive Retirement Plan”, or “SERP”) to provide supplemental benefits to certain of its executive employees. To provide for the SERP, Feralloy purchased Company-owned life insurance contracts on the related employees.
Effective December 31, 2006, the Company adopted a change to freeze the benefits under the Company’s Non-Union Pension Plan, a defined benefit pension plan and instituted a new defined contribution plan effective January 1, 2007. On October 30, 2006, Feralloy’s Board of Directors authorized a change to freeze benefits under its SERP.
Implementation of the changes to the SERP was effective March 1, 2007 to allow for appropriate notice to affected employees and provide time necessary for essential actuarial studies and analysis with respect to the design change and preparation of operative documents. As a result, in accordance with Statement of Financial Accounting Standard No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recognized a curtailment gain of $2,210 in the fourth quarter of fiscal year 2006 related to freezing benefits of its Non-Union Pension Plan and $700 for the six months ended June 30, 2007 related to freezing benefits of its SERP.

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
The components of the Plans’ net periodic pension cost (benefit) consist of the following:

	Six Months Ended June 30,
	2007	2008
Components of net periodic pension (benefit) cost and total pension expense
Interest cost	$602	$584
Expected return on plan assets	(638)	(648)
Curtailments	(700)	—

Net periodic pension benefit	$(736)	$(64)

The Company also has adopted a Participation Plan effective May 17, 2007 for the purpose of providing incentive compensation to key employees. The incentive compensation is awarded in the form of non-equity performance units, the value of which is related to the appreciation in our value. Performance units are payable to participants upon the occurrence of a “qualifying event”, which include the sale of PNA Group Holding stock. See Note 16, Sale of PNA Group Holding Corporation.
Note 10. Related Parties
Receivables from affiliates represent an amount due from our Mexican joint-venture, Acero Prime S. de R.L. de C.V. Payables to affiliates represent amounts due to two domestic joint ventures who are parties to the group cash management system and who have positive cash balances with the Company. Dividends paid to minority interest holders totaled $833 and $1,323 for the six months ended June 30, 2007 and 2008, respectively.
During the six months ended June 30, 2008, the Company recorded interest on the seller note due to Preussag North America, Inc., (see Note 1, Description of Business and Note 8, Long-Term Debt), of $427. Interest on the seller note accrues at a rate of 8.0% per annum and is payable at the end of each fiscal quarter. Therefore, there is no accrued interested owed at December 31, 2007 or June 30, 2008.
PNA paid Platinum $2,500 and $2,500 during the six months ended June 30, 2007 and 2008, respectively, related to its annual monitoring fee pursuant to a corporate advisory services agreement with Platinum (the “Corporate Advisory Services Agreement”).
Note 11. Commitments and Contingencies
The Company is involved in several other legal proceedings, claims and litigation arising in the ordinary course of business. Management presently believes that the outcome of each such pending proceeding, claim or litigation will not have a material adverse effect on the consolidated financial position of the Company or on the consolidated results of operations. Should any losses be sustained in connection with any proceeding or claim in excess of provisions, the amount will be charged to income in the future.
The Company had purchase commitments of approximately $483,374 for inventory at June 30, 2008. These commitments were made to assure the Company a normal supply of stock and, in management’s opinion, will be sold to obtain normal profit margins.
The consolidated group leases real estate, office space, data processing equipment automobiles and trucks. Several of the leases require the lessee to pay taxes, maintenance and other operating expenses.
Note 12. Income Taxes
PNA Group Holding files a consolidated federal income tax return that includes PNA Intermediate, PNA, its wholly owned subsidiaries and their respective subsidiaries.
Income tax expense was $9,676 and $34,901 for the six months ended June 30, 2007 and 2008, respectively, resulting in effective tax rates of 38.1% and 37.6% for the respective periods. The effective tax rate differs from that

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
computed at the federal statutory rate of 35% principally because of the effect of state income taxes, as well as other permanent differences between taxable income and book income.
Note 13. Business Segment Information
The Company has two reportable segments based along product lines — the long products and plate segment and the flat rolled segment. The long products and plate segment distributes numerous products including structural beams, tubing, plates and pipes and provides some value-added steel processing capabilities that includes saw-cutting and T-splitting. The flat rolled segment offers hot rolled, hot rolled pickled and oiled, cold rolled and galvanized and other coated coil and sheet products. Virtually all of the steel sold by the flat rolled segment receives value-added processing such as temper-passing, leveling or slitting. Through this segment, the Company also performs tolling, in which it processes customer owned steel for a fee but does not take title to the inventory.
As discussed in Note 1, Description of Business, the Company conducts its steel services business through six operating subsidiaries: Infra-Metals, Delta, Feralloy, MSC, Precision Flamecutting and Sugar Steel. The operations of Feralloy comprise the flat rolled segment products while Infra-Metals, Delta, MSC, Precision Flamecutting and Sugar Steel are aggregated to constitute the long products and plate segment based on the entities’ product lines and their exhibiting similar economic characteristics, products, customers and delivery methods. The primary measures used by management in evaluating the segments’ performance are net sales and operating income.
The results of the Travel Main Subsidiaries, which do not constitute a reportable segment, are combined with holding company revenue and expenses and consolidation eliminations and reclassifications and are disclosed as Corporate and Other for purposes of reconciling segment reporting disclosures to the condensed consolidated financial statements.
The Company uses the same accounting policies to generate segment results as it does for its consolidated results. None of the operating business segments relies on any one major customer. All of the Company’s goodwill is included as part of the long products and plate segment total assets. All investments in unconsolidated equity method entities are part of the flat rolled segment.

	Long Products	Flat	Corporate
	and Plate	Rolled	and Other	Total
Six months ended June 30, 2007

Net sales to external customers	$597,358	$224,637	$—	$821,995
Operating costs and expenses	545,493	216,494	5,895	767,882
Operating income (loss)	51,865	8,143	(5,895)	54,113
Capital spending	3,196	5,075	—	8,271
Total segment assets	508,739	179,304	58,913	746,956
Depreciation and amortization	4,229	1,198	290	5,717
Income from equity investments	—	1,139	—	1,139
Interest expense	15,296	6,575	6,883	28,754

Six months ended June 30, 2008

Net sales to external customers	$830,599	$283,583	$—	$1,114,182
Operating costs and expenses	721,792	259,160	6,045	986,997
Operating income (loss)	108,807	24,423	(6,045)	127,185
Capital spending	10,872	1,624	14	12,510
Total segment assets	772,160	214,136	45,444	1,031,740
Depreciation and amortization	6,663	1,389	290	8,342
Income from equity investments	—	782	—	782
Interest expense	14,210	5,989	13,080	33,279

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
Intersegment net sales were not significant. Travel Main charges rent to the operating subsidiaries of PNA. Rent charged by Travel Main to the long products and plate segment totaled $2,352 and $2,411 for the six months ended June 30, 2007 and June 30, 2008, respectively. Rent charged by Travel Main to the flat rolled segment totaled $786 and $805 for the six months ended June 30, 2007 and June 30, 2008, respectively.
Note 14. Common Stock
In February 2006, PNA Group Holding (formerly known as Travel Holding Corporation) was capitalized with 8,750,000 shares of $.01 par value common stock by Platinum Equity, LLC. On May 9, 2006, Platinum closed on the purchase of PNAG whereby Travel Merger, then a wholly owned subsidiary of PNA Group Holding, merged with and into PNAG with PNAG being the surviving corporation. For periods prior to May 10, 2006, PNAG had 1,000 shares of no par value common stock outstanding with no dilution. Thus, for periods subsequent to May 9, 2006, PNA Group Holding had 8,750,000 shares outstanding with no dilution. All shares outstanding are common shares and have equal voting, liquidation and preference rights.
Basic earnings per share (“EPS”) attributable to PNA Group Holding’s common stock is determined based on earnings for the period divided by the weighted average number of common shares outstanding during the period. Diluted EPS attributable to PNA Group Holding’s common stock considers the effect of potential common shares, unless inclusion of the potential common shares would have an antidilutive effect. PNA Group Holding does not have any securities or other items that are convertible into common shares, therefore basic and fully diluted EPS are the same.
On August 1, 2008, Reliance purchased 100% of the outstanding capital of PNA Group Holding.
Note 15. Derivative Financial Instruments
As required by our senior secured credit facility, the Company entered into three interest rate swap agreements for a total of $50,000 in June 2006 for a three year period commencing October 1, 2006 with each of Bank of America, N.A., Wachovia Bank, N.A. and LaSalle Bank, N.A. These agreements were entered into to reduce the impact of changes in interest rates on our floating rate revolving credit facility.
The fair market value of interest rate swaps is determined in accordance with SFAS 157 using Level 2 inputs, which are defined as “significant other observable” inputs including quotes from counterparties that are corroborated with market sources. Our interest rate swap agreements are traded in the over the counter market. Fair values are based on quoted market prices for similar liabilities or determined using inputs that use as their basis readily observable market data that are actively quoted and can be validated through external sources, including third-party pricing services, brokers, and market transactions and represent the estimated amount the Company would receive or pay to terminate the swap agreement at the reporting date, taking into account current and expected interest rates.
The fair values of the outstanding swap agreements were determined to be liabilities of approximately $1,117 at December 31, 2007 and $1,130 at June 30, 2008. These liabilities are recorded in other current payables in the accompanying unaudited condensed consolidated Balance Sheets. Changes in the value of the swap agreements are recorded to interest expense in the unaudited condensed consolidated Statements of Income and resulted in gains of $292 for the six months ended June 30, 2007 and a loss of $13 for the six months ended June 30, 2008. PNA and its subsidiaries are jointly and severally liable for the performance under the interest rate swap agreements.
The interest rate swap agreements were terminated in July 2008 in conjunction with the purchase of PNA Group Holding by Reliance. See Note 16, Sale of PNA Group Holding Corporation.
Note 16. Sale of PNA Group Holding Corporation
As discussed in Note 1, Description of Business, on June 16, 2008, PNA Group Holding and its stockholders entered into a Stock Purchase Agreement with RSAC Management Corp., a California corporation that is a subsidiary of Reliance Steel & Aluminum Co., a California corporation (“Reliance”). Reliance is a New York Stock Exchange listed company. Pursuant to the Stock Purchase Agreement, on August 1, 2008, Reliance acquired all the issued and outstanding shares of capital stock of PNA Group Holding for cash consideration of $340,000, plus the

PNA GROUP HOLDING CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008
(dollars in thousands)
repayment or financing of debt in the amount of approximately $725,000. In connection with the closing of that transaction, Travel Main was distributed to the stockholders of PNA Group Holding and certain payments were made to key employees under the Company’s Participation Plan since the change of control was a “qualifying event”.
On July 1, 2008, Reliance commenced tender offers to purchase for cash any and all of the Floating Rate Notes and the Senior Notes. All of the holders of the Senior Notes validly tendered and did not withdraw the Senior Notes prior to the termination date. On August 4, 2008, Reliance settled the purchase of the Senior Notes. Following the settlement, we and our subsidiary guarantors entered into a Fourth Supplemental Indenture dated as of August 1, 2008. Under that Fourth Supplemental Indenture, the Company continues to be obligated to pay the Senior Notes, as an intra-company debt for the benefit of Reliance.
In connection with the closing of Reliance’s acquisition of PNA Group Holding, Reliance repaid and terminated PNA’s revolving credit facility. The total amount paid was approximately $296,000.
Prior to the completion of the sale of PNA Group Holding to Reliance, PNA Group Holding distributed the stock of Travel Main to stockholders of PNA Group Holding. The distribution is expected to result in a gain to PNA for tax return purposes resulting in a tax liability payable in cash by PNA of approximately $7,900 in the current year.
Also prior to completion of the sale of PNA Group Holding to Reliance, PNA cancelled its interest rate swap agreements that had been entered into to reduce the impact of changes in interest rates on PNA’s floating rate revolving credit facility (see Note 15, Derivative Financial Instrument). The agreements were terminated in July 2008.